7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President and Chief Executive Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FISCAL 2015
FINANCIAL RESULTS

COMPANY REPORTS RECORD ANNUAL SALES AND DILUTED EPS

Evansville, Indiana, March 17, 2016 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of moderately priced footwear and accessories, today reported results for the fourth quarter and fiscal year ended January 30, 2016.

Fourth Quarter Highlights
•	Net sales increased $6.0 million to $233.7 million, compared to $227.6 million in the fourth quarter of fiscal 2014

•	Comparable store sales increased 1.8 percent in the fourth quarter of fiscal 2015 on top of a 9.5 percent increase in the fourth quarter of fiscal 2014

•	Earnings per diluted share for the fourth quarter were $0.21

•	Repurchased 380,000 shares of common stock at a total cost of $8.6 million under share repurchase programs

“We had a strong finish to fiscal 2015. The initiatives we have implemented over the past three years, including our multi-channel sales strategy, has led to the enrollment of nearly nine million Shoe Perks members and helped drive our record annual sales and diluted earnings per share,” said Cliff Sifford, President and CEO.  “We are particularly pleased with the strength of our athletic footwear and trend-right boot selection, which helped us comp positive for the sixth consecutive quarter, even as we cycled a high single-digit comparable store sales result in the fourth quarter of last year. Looking ahead, we believe our inventory position and assortment of fresh spring product in the key categories have us well-positioned for the spring selling season.”

Fourth Quarter Financial Results

The Company reported net sales of $233.7 million for the fourth quarter of fiscal 2015, a 2.7 percent increase, compared to net sales of $227.6 million for the fourth quarter of fiscal 2014.  Comparable store sales increased 1.8 percent in the fourth quarter of fiscal 2015.

The gross profit margin for the fourth quarter of fiscal 2015 was 29.2 percent, compared to 28.6 percent in the fourth quarter of fiscal 2014.  The merchandise margin decreased 0.1 percent.  Buying, distribution and occupancy expenses decreased 0.7 percent as a percentage of sales.

Selling, general and administrative expenses for the fourth quarter of fiscal 2015 increased $1.2 million to $61.7 million.  As a percentage of sales, these expenses decreased to 26.4 percent compared to 26.6 percent in the fourth quarter of fiscal 2014.

The Company opened two stores and closed one store during the fourth quarter of fiscal 2015 compared to opening one store and closing five stores in the fourth quarter of fiscal 2014.

Net earnings for the fourth quarter of fiscal 2015 were $4.2 million, or $0.21 per diluted share.  For the fourth quarter of fiscal 2014, the Company reported net earnings of $3.0 million, or $0.15 per diluted share.

Fiscal Year 2015 Financial Results

Net sales during fiscal 2015 increased $43.8 million to $984.0 million compared to fiscal 2014.  Comparable store sales for the 52-week period ended January 30, 2016 increased 3.0 percent.  Net earnings for fiscal 2015 were $28.8 million, or $1.45 per diluted share, compared to net earnings of $25.5 million, or $1.27 per diluted share, in the last fiscal year.

Gross profit increased to $290.5 million in fiscal 2015.  The gross profit margin for fiscal 2015 was 29.5 percent compared to 29.1 percent last year.  Our merchandise margin increased 0.1 percent while buying, distribution and occupancy costs, as a percentage of sales, decreased 0.3 percent.  Selling, general and administrative expenses, as a percentage of sales, were 24.8 percent for fiscal 2015 compared to 24.6 percent last year.

Store Growth

During fiscal 2015, the Company opened 20 new stores and closed 15 compared to opening 31 stores and closing seven stores during fiscal 2014.  The Company ended the fiscal year at 405 stores.  Total retail selling space increased to 4.5 million square feet at the end of fiscal 2015 from 4.4 million square feet at the end of fiscal 2014.

Store openings and closings by quarter for the fiscal year were as follows:

	New Stores	Stores Closings
1st quarter 2015	7	6
2nd quarter 2015	5	6
3rd quarter 2015	6	2
4th quarter 2015	2	1
Fiscal year 2015	20	15

The two new stores opened during the fourth quarter include locations in:

City	Market	Total Stores in the Market
Chillicothe, IL	Chillicothe	1
Marion, IN	Indianapolis	12

Share Repurchase Program

For the fiscal year ended January 30, 2016, the Company repurchased approximately 809,000 shares of its common stock, at an average price of $23.26 per share, for a total cost of $18.8 million. On December 9, 2015, the Company’s Board of Directors authorized a new share repurchase program for up to $50 million of its outstanding common stock, effective January 1, 2016.  The new share repurchase program replaced the existing $25 million share repurchase program which expired in accordance with its terms on December 31, 2015.  As of January 30, 2016, the Company had $45.7 million available for future stock repurchases under the new $50 million stock repurchase program.

Fiscal 2016 Earnings Outlook

The Company expects fiscal 2016 net sales to be in the range of $1.007 billion to $1.027 billion, with a comparable store sales increase in the range of 1.0 to 3.0 percent.  Earnings per diluted share for the fiscal year are expected to be in the range of $1.58 to $1.65.  This represents an increase of 9 to 14 percent over fiscal 2015 earnings per diluted share of $1.45.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the fourth quarter and fiscal 2015 results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

First Quarter Fiscal 2016 Cash Dividend

The Company announced today that its Board of Directors has approved the payment of a quarterly cash dividend.  The quarterly cash dividend of $0.065 per share will be paid on April 18, 2016, to shareholders of record as of the close of business on April 4, 2016.

Future declarations of dividends are subject to approval of the Board of Directors and will depend on the Company's results of operations, financial condition, business conditions and other factors deemed relevant by the Board of Directors.

Record Date and Date of Annual Shareholder Meeting

The Company also announced that April 15, 2016 has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 16, 2016.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of March 17, 2016, the Company operates 402 stores in 34 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States and Puerto Rico in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully grow our e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in China, Brazil, Europe and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear; the resolution of litigation or regulatory proceedings in which we are or may become involved; and our ability to meet our labor needs while controlling costs; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen Weeks Ended January 30, 2016	Thirteen Weeks Ended January 31, 2015	Fifty-two Weeks Ended January 30, 2016	Fifty-two Weeks Ended January 31, 2015
Net sales	$233,666	$227,632	$983,968	$940,162
Cost of sales (including buying,
distribution and occupancy costs)	165,430	162,519	693,452	666,483
Gross profit	68,236	65,113	290,516	273,679
Selling, general and administrative
expenses	61,683	60,525	243,883	231,826
Operating income	6,553	4,588	46,633	41,853
Interest income	(3)	(3)	(39)	(14)
Interest expense	42	41	168	165
Income before income taxes	6,514	4,550	46,504	41,702
Income tax expense	2,346	1,575	17,737	16,175
Net income	$4,168	$2,975	$28,767	$25,527

Net income per share:
Basic	$0.21	$0.15	$1.45	$1.27
Diluted	$0.21	$0.15	$1.45	$1.27

Weighted average shares:
Basic	19,034	19,576	19,417	19,777
Diluted	19,038	19,590	19,427	19,791

Cash dividends declared per share	$0.065	$0.06	$0.255	$0.24

Financial Note:

Per share amounts are computed independently for each quarter of the fiscal year.  The sum of the quarters may not equal the total year due to the impact of changes in weighted shares outstanding and differing applications of earnings under the two-class method.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	January 30, 2016	January 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$68,814	$61,376
Accounts receivable	2,131	2,928
Merchandise inventories	292,878	287,877
Deferred income taxes	1,061	957
Other	5,193	5,991
Total Current Assets	370,077	359,129
Property and equipment-net	103,386	101,294
Deferred income taxes	7,158	4,227
Other noncurrent assets	472	366
Total Assets	$481,093	$465,016

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$72,086	$67,999
Accrued and other liabilities	15,848	15,123
Total Current Liabilities	87,934	83,122
Deferred lease incentives	31,971	29,908
Accrued rent	11,224	10,505
Deferred compensation	9,612	9,901
Other	550	382
Total Liabilities	141,291	133,818
Total Shareholders' Equity	339,802	331,198
Total Liabilities and Shareholders' Equity	$481,093	$465,016

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fifty-two Weeks Ended January 30, 2016	Fifty-two Weeks Ended January 31, 2015
Cash flows from operating activities:
Net income	$28,767	$25,527
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,078	20,063
Stock-based compensation	3,702	1,064
Loss on retirement and impairment of assets	1,770	1,104
Deferred income taxes	(3,035)	(550)
Lease incentives	6,604	8,307
Other	(5,171)	(1,070)
Changes in operating assets and liabilities:
Accounts receivable	588	1,409
Merchandise inventories	(5,001)	(3,076)
Accounts payable and accrued liabilities	6,530	6,838
Other	723	(1,962)

Net cash provided by operating activities	58,555	57,654

Cash flows from investing activities:
Purchases of property and equipment	(27,901)	(33,543)
Proceeds from sale of property and equipment	0	836
Proceeds from notes receivable	250	250

Net cash used in investing activities	(27,651)	(32,457)

Cash flows from financing activities:
Proceeds from issuance of stock	391	287
Dividends paid	(5,037)	(4,828)
Excess tax benefits from stock-based compensation	90	55
Purchase of common stock for treasury	(18,824)	(7,533)
Shares surrendered by employees to pay taxes on restricted stock	(86)	(55)

Net cash used in financing activities	(23,466)	(12,074)

Net increase in cash and cash equivalents	7,438	13,123
Cash and cash equivalents at beginning of period	61,376	48,253

Cash and cash equivalents at end of period	$68,814	$61,376